II.	CODE OF ETHICS AND INSIDER TRADING POLICY

A.	CODE OF ETHICS

1.	Purpose

Apis Capital Advisors, LLC, (the “Company”) has adopted the policies and procedures described in this Code of Ethics (“Code” in an effort to maintain a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable laws, including state and federal securities laws and regulations. In particular, this Code has been adopted by the Company pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and Section 204A of the Investment Adviser Act of 1940, as amended (the “Advisers Act”) and Rule 204A-1 (collectively, the “Rules”) thereunder to effectuate the purposes and objectives of such Rules.

Rule 204A-1 (“Rule 204A-1”) under the Advisers Act requires the Company to adopt a code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any act, practice or course of business prohibited by the Rule.

Furthermore, the 1940 Act prohibits fraudulent activities by affiliated persons of a registered investment adviser to a registered mutual fund (“Fund”), such as the Company. Specifically, it is unlawful for any of these persons to:

(a)	employ any device, scheme or artifice to defraud a Fund;

(b)	make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

(c)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

(d)	to engage in any manipulative practice with respect to a Fund.

“Access Person” means (i) all management personnel (officers, directors and partners) of the Company, and (ii) any other employee of the Company who has access to information regarding the purchase or sale of securities by the Company or the portfolio holdings of any of its clients, or who is involved in making recommendations with respect to purchases or sales of securities.

This Code is predicated on the principle that the Company owes a fiduciary duty to its clients (“Clients”). Every fiduciary has the duty and a responsibility to act in the utmost good faith and in the best interests of the Client and to always place the Client’s interests first and foremost. Accordingly, the Company’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients.

In addition, this Code of Ethics has been adopted to ensure that Employees who have knowledge of the portfolio transactions will not be able to act thereon to the disadvantage of the Company or its Clients. It is the responsibility of each Employee to understand the various laws applicable to such employee, and to conduct personal securities transactions in a manner that does not interfere with the transactions of the Company or its Clients, or otherwise take unfair advantage of the Company or its Clients.

The Code does not address every possible situation that may arise, consequently, every employee is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of the Code of Ethics to the attention of the CCO. Any questions regarding the Company’s Code of Ethics should be referred to the CCO.

2.	Condition of Employment or Service with the Company

This Code of Ethics applies to each employee of the Company. Employees shall read and understand this Code and uphold the standards in the Code in their day-to-day activities at the Company. Compliance with the Code shall be a condition of employment or continued affiliation with the Company and conduct not in accordance herewith shall constitute grounds for sanctions (including, without limitation, reprimands, restrictions on activities, disgorgement, termination of employment, or removal from office). Each employee shall sign the acknowledgement form attached to the manual as Exhibit A indicating his or her receipt and understanding of, and agreement to comply with this Code. Such signed acknowledgement should be returned to the Company’s Chief Compliance Officer (the “CCO”) and may be submitted electronically.

3.	Standards of Conduct

1.	Employee Conduct

The following general principles should guide the individual conduct of each employee:

●	Employees will not take any action that will violate any applicable laws or regulations, including all federal securities laws.

●	Employees will adhere to the highest standards of ethical conduct.

●	Employees will maintain the confidentiality of all information obtained in the course of employment with the Company.

●	Employees will bring any issues reasonably believed to place the Company at risk to the attention of the CCO.

●	Employees will not abuse or misappropriate the Company’s or any client’s assets or use them for personal gain.

●	Employees will disclose any activities that may create an actual or potential conflict of interest between the employee, the Company and/or any client.

●	Employees will deal fairly with clients and other Employees and will not abuse the employee’s position of trust and responsibility with clients or take inappropriate advantage of his or her position with the Company.

●	Employees will comply with the Code of Ethics.

4.	Administration of Code

In order to meet the requirements of the Rules, the Code includes a procedure for detecting and preventing material trading abuses and requires all Access Persons to report personal securities transactions on an initial, monthly, and annual basis (the “Reports”). The CCO shall be responsible for (i) notifying employees of their reporting obligations under this Code and (ii) reviewing the reports submitted by each employee under this Code. Additionally, the CCO shall be responsible for all aspects of administering, and all interpretive issues arising under, this Code. The CCO is responsible for considering any requests for exceptions to, or exemptions from, the Code. Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the CCO. The CCO shall maintain records of all reports filed pursuant to these procedures.

On an annual basis, the CCO shall prepare a written report describing any issues arising under the Code or procedures, including information about any material violations of the Code or its underlying procedures and any sanctions imposed due to such violations and submit the information for review by the Board; and

On an annual basis, the CCO shall certify to the Board of Trustees that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

5.	Participation in IPOs and Secondary Offerings

No Employee may acquire any security in an initial public offering (IPO) or secondary public offering without the prior approval of the CCO.

6.	Private Placements

Private placements of any kind (including, but not limited to, limited partnership investments, limited liability companies, hedge funds, private equity funds, PIPEs, real estate, oil and gas partnerships and venture capital investments) may only be acquired with pre-approval of the CCO, and, if approved, will be subject to monitoring for possible future conflicts. A request for approval of a private placement must be submitted in advance of the proposed date of investment by completing an Outside Business Activities Disclosure Form attached hereto in Exhibit C.

7.	Reporting Requirements

Initial Holdings Report: All employees must certify their personal securities holdings via the Initial Holdings Report in the form of Exhibit E within 10 days after first becoming an Employee. The report must include, a list of securities held including the dates held, brokerage accounts and dates, as well as the date of the report. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Employee.

Annual Holdings Report: Additionally, employees must submit an Annual Holdings Report in the form of Exhibit E by January 31 of each year, provided, however, that an Employee need not submit an Annual Holdings Report if the information reported therein would be duplicative of information contained in broker trade confirmations, notices or advices or account statements received by the Company. The report must include, a list of securities held including the dates held, brokerage accounts and dates, as well as the date of the report. The information contained in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted.

A report must be submitted even if no purchases or sales of securities were made during the period covered by the report.

Quarterly Transaction Report: Employees must file a written or electronic Quarterly Trade Report in the form of Exhibit F within 30 days after the end of each calendar quarter that identifies all transactions made during the quarter, provided, however, that an employee need not submit a Quarterly Trade Report if the information reported therein would be duplicative of information contained in broker trade confirmations, notices or advices or account statements received by the Company. The report must include all securities held including the dates held, brokerage accounts and dates, as well as the date of the report. Additionally, if any brokerage accounts were established during the reporting quarter, include identifying information about the account, the date it was established, and the date of the report.

A Quarterly Trade Report must be submitted even if no purchases or sales of securities were made during the period covered by the report.

8.	Recordkeeping Requirements

The Company shall maintain the following records at its principal place of business:

●	a copy of each Code in effect during the past five years;

●	a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs;

●	a copy of each personal trading report required by this Code;

●	a record of all persons required to make reports currently and during the past five years;

●	a record of all persons who are or were responsible for reviewing these reports during the past five years; and

●	a record of any decision and the reasons supporting that decision, to approve an person’s purchase of securities in an initial public offering or private placement, for at least five years after approval.

B.	PROHIBITION AGAINST INSIDER TRADING

1.	Company Policy

Investment advisers and their employees often have access to material information about a public company that has not been publicly disseminated. Federal and state securities laws generally make it unlawful for any person to trade in securities of a publicly-traded issuer while in possession of material, non-public information concerning such issuer or its securities. It is also unlawful to pass material, non-public information to others (a practice known as “tipping”). The persons covered by these restrictions are not only “insiders” of publicly-traded issuers, but also any other person who, under certain circumstances, learns of material, non-public information about an issuer, such as attorneys, investment banking analysts and investment managers.

Violations of these restrictions have severe consequences for both the Company and its Employees. Trading on material, non-public information or communicating such information to others is punishable by imprisonment and criminal fines. In addition, employers may be subjected to liability for insider trading or tipping by Employees. Broker-dealers and investment advisors may be held liable for failing to take measures to deter securities laws violations where such failure is found to have substantially contributed to or permitted a violation.

In light of these rules, the Company has adopted the general policy, applicable to all Employees that an Employee may not trade in any Client or personal account in the securities of any publicly-traded issuer about which the Employee possesses material, non-public information, nor “tip” others about such information.

The laws of insider trading are continuously changing. You may legitimately be uncertain about the application of the rules contained in this Manual in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should notify the CCO immediately if you have any questions as to the propriety of any actions or about the policies and procedures contained herein.

2.	Explanation of Insider Trading

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If any Employee has any questions they should consult the CCO.

What is a Duty of Trust or Confidence?

Securities and Exchange Commission Rule 10b5-2 sets forth a non-exclusive list of three situations in which a person has a duty of trust or confidence deriving from a personal or family relationship for purposes of the “misappropriation” theory of insider trading liability (see below). The three listed situations in which a person receives material nonpublic information in violation of a duty of trust or confidence are:

●	whenever a person agrees to maintain information in confidence;

●	when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material nonpublic information expects that the recipient will maintain the confidentiality of the information (this is a facts and circumstances test based on the expectation of the parties in light of their overall relationship); and

●	when a person receives or obtains material nonpublic information from certain enumerated close family members: spouses, parents, children, and siblings.

Employees of Apis Capital should be aware of the fact that this list is non-exclusive. In other words there are many other types of relationships, business and other, from which a duty of trust or confidence may be inferred. When a person reveals material nonpublic information received as a result of a relationship that gives rise to a duty of trust or confidence, that person violates that duty and the revealed information may be deemed to have been “misappropriated” for purposes of the misappropriation theory of insider trading liability.

What is Material Information?

“Material information” is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to:

●	business combinations (such as mergers or joint ventures),

●	changes in financial results,

●	changes in dividend policy,

●	changes in earnings estimates,

●	significant litigation exposure,

●	new product or service announcements,

●	private securities offerings,

●	plans for recapitalization,

●	repurchase of shares or other reorganization plans

●	antitrust charges,

●	labor disputes,

●	pending large commercial or government contracts,

●	significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants), and

●	extraordinary business or management developments (such as key personnel changes).

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If you are in receipt of non-public information that you believe is not material, you should confirm such determination with the CCO.

What is Non-Public Information?

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report publicly filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

If the information is not available in the general media or in a public filing, it should be treated as non-public. If you are uncertain whether or not information is non-public, you should contact the CCO.

Specific Sources of Material Non-Public Information

Below is a list of potential sources of material, non-public information that Employees of the Company my periodically access. If an Employee accesses or utilizes any of these sources of information, whether in connection with their employment duties or otherwise, they should be particularly sensitive to the possibility of receiving material non-public information about a publicly-traded company, and immediately notify the CCO if they feel that they have received material non-public information. This list is provided for general guidance and is not an exclusive list of all possible sources of material non-public information.

Contacts with Public Companies

Contacts with public companies represent an important part of the Company’s research efforts. The Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information.

Employees must be especially alert to the potential for access to sensitive information during such contacts. Information received from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

Difficult legal issues arise, however, when, in the course of contacts with public companies, you become aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the

Company must make a judgment as to its further conduct. To protect yourself, the Company and its Clients, you should contact the CCO immediately if you believe that you may have received material, non-public information.

All calls or meetings with any employee of a public company must be reported to the CCO prior to the meeting. To the extent that any meeting or contact is not open to the investment community, the CCO may require that an Employee issue a standard notification at the beginning of the meeting that they do not wish to receive non-public information. The CCO will maintain a list of all Company contacts with public companies.

Contacts with Research Consultants

Employees may wish to engage the services of a third party research firms (a “Consulting Service”), such as Gerson Lehrman, to assist in their research efforts. Generally, such Consulting Services provide access to experts (each a “Consultant”) across a variety of industries and disciplines. Employees must be especially alert to the potential for access to material non-public or confidential information during such contacts.

Any engagement of a new Consulting Service or Consultant must be pre-approved by the CCO. In addition, Employees must notify the CCO prior to each contact (whether a call or meeting) with any previously approved Consultant. The CCO will maintain a list of all Company contacts with Consultants.

The following guidelines apply to all Employee contacts with Consulting Services and Consultants:

●	Prior to any conversation with a Consultant, Employees must remind or inform such Consultant that (i) the Company invests in publicly-traded securities and (ii) neither the Company nor the Employee wish to receive material, non-public information or confidential information that the Consultant is under a duty, legal or otherwise, not to disclose.

The consultant must acknowledge that he or she is unaware of any conflict with any law, regulation or duty owed to any person or entity that may arise by providing the Company or its Employees with his or her services, or inform the Employee or the Company otherwise.

●	If a Consultant inadvertently discloses material non-public information regarding any company, the Employee must contact the CCO immediately, who will determine if the company must be added to the Restricted List.

●	The CCO or a designee may chaperone calls with Consultants.

●	Employees may not discuss any company (public or private) with which a Consultant is affiliated, including but not limited to a director, trustee, officer, employee or any other known affiliation.

●	Employees are reminded of their non-disclosure obligations regarding Company information contained in the Company’s Compliance Manual.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary volatility in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. You should exercise particular caution any time you become aware of non-public information relating to a tender offer.

Bank Debt

The Company may wish to invest in the bank debt of a public issuer. Investors in bank debt are often privy to material non-public information provided to lenders and investors. Should you decide to access private information of a bank debt issuer, you should notify the CCO immediately. Even if you decide to not access such information, you should exercise caution as there is a heightened risk of inadvertent exposure to private information when investing in bank debt.

Directorships and Committee Memberships

An Employee of the Company may be a member of the Board of Directors, creditor’s committee or similar committee, group or informal organization of credit holders, or have similar status with a public issuer. Any such memberships must be reported to the CCO immediately by completing Outside Business Activities questionnaire attached hereto as Exhibit C.

Confidentiality Agreements

The Company may enter into confidentiality agreements with issuers, their representatives, or third party firms relating to the evaluation of a potential transaction in an issuer’s securities. All confidentiality agreements must be approved by the CCO prior to execution. Confidentiality agreements generally require the Company to maintain information received thereunder in confidence, but may also contain other provisions such as restrictions on trading, restrictions on use of the information or a requirement to destroy or return such information. Employees should be particularly sensitive to information they receive pursuant to a confidentiality agreement as such information is likely to be material non-public information. Employees should also be knowledgeable regarding any restrictions or representations with respect to such information contained in a confidentiality agreement so as to avoid a breach thereunder. If you are uncertain as to your rights and obligations under a confidentiality agreement, please contact the CCO.

“PIPE” Transactions

Private investments in public companies (“PIPEs”) involve the issuance of unregistered securities in publicly traded companies. Before PIPE investors can publicly trade the unregistered securities, the issuer must file, and the SEC must declare effective, a resale registration statement. To compensate investors for this temporary illiquidity, PIPE issuers customarily offer the securities at a discount to market price. Advance news of a PIPE offering may be material non-public information since the announcement typically precipitates a decline in the price of a PIPE issuer’s securities due to the dilutive effect of the offering and the PIPE shares being issued at a discount to the then prevailing market price of the issuer’s stock. You should notify the CCO immediately and exercise particular caution any time you become aware of non-public information relating to a PIPE offering.

Market Rumors

Creating or spreading a rumor that is known to be untrue with the intent of affecting the market price of a security could constitute an unlawful attempt to manipulate market prices and should be avoided at all times. In addition, making investment decisions or otherwise acting on information received as a market rumor can carry significant risk for the Company and the Employee, given the inherent lack of certainty that a market rumor is accurate and/or does not constitute material non-public information. Employees should contact the CCO prior to acting on or sharing any information received as a market rumor.

Penalties for Insider Trading

You may face severe penalties if you trade securities while in possession of material, non-public information, or if you improperly communicate non-public information to others. The consequences to you of illegal insider trading may include:

●	The Company may terminate your employment.

●	You may be subject to criminal sanctions which may include a fine of up to $1,000,000 and/or up to ten years imprisonment.

●	The SEC can recover your profits gained or losses avoided through illegal trading, and a penalty of up to three times the profit from the illegal trades.

●	The SEC may issue an order permanently barring you from the securities industry.

●	You may be sued by investors seeking to recover damages for insider trading violations.

Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an employee who is found liable for insider trading may also be subject to penalties.

The Company could be subject to the following penalties in the event an Employee is found liable for insider trading:

●	Civil penalties of up to the greater of $1 million or three times the amount of profits gained or losses avoided by an Employee;

●	Criminal fines of up to $2.5 million per violation; and

●	Restrictions on the Company’s ability to conduct certain of its business activities.

3.	Compliance Procedures

The following procedures have been established to aid Employees in addressing situations where they have access to material non-public information relating to any company. Each Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

Identifying Material Non-public Information

Before executing any trade for yourself or others, including Client accounts, you must determine whether you have access to material, non-public information. Ask yourself the following questions:

●	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if disclosed?

●	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in publications of general circulation? Is the information already available to a significant number of other traders in the market?

If after consideration of the foregoing you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

●	Report the matter immediately to the CCO.

●	Do not purchase or sell the securities on behalf of yourself or others, including any Client account.

●	Do not communicate the information within or outside of the Company other than to the CCO and other persons who “need to know” such information in order to perform their job responsibilities at the Company.

Upon the determination by the CCO that the information received is material and non-public, you should complete a Restricted List Addition Form in the form of Exhibit J and return it to the CCO. The CCO will promptly add the name to the Company Restricted List (defined below).

Restricted List

Receipt by the Company or an Employee of material non-public information, as well as certain transactions in which the Company may engage, may require, for either business or legal reasons, that Client accounts or personal accounts of Employees do not trade in the subject securities for specified time periods. Any such security will be designated as “restricted.” The CCO will determine which securities are restricted, will maintain a list (the “Restricted List”) of such securities and will deny permission to effect transactions in Client or Employee personal accounts in securities on the Restricted List. The CCO will periodically disseminate the Restricted List to all Employees as it is updated. No Employee may engage in any trading activity, whether for a Client account or a personal account, with respect to a security while it is on the Restricted List. Restrictions with regard to designated securities are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities.

The CCO or designee will be responsible for determining whether to remove a particular company from the Restricted List. The Employee requesting the removal of an issuer from the Restricted List shall complete a Restricted List Deletion Form in the form of Exhibit K and return it to the CCO.

The Restricted List is confidential and may not be disseminated outside the Company.

Confidentiality of Material Non-Public Information

Communications

Information in your possession that you identify as material and non-public may not be communicated to anyone, including any person within the Company other than the CCO and those persons who “need to know” such information in order to perform their job responsibilities at the Company.

Information Handling

Employees should take all appropriate actions to safeguard any material, non-public information in their possession. Care should be taken that such information is secure at all times. For example, do not leave documents or papers containing material, non-public information on your desks or otherwise for people to see, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

You may not make unauthorized copies of material, non-public information. Additionally, you must ensure the disposal of any material, non-public information in your possession is authorized (for example, material, nonpublic information obtained pursuant to a confidentiality agreement may be required to be returned in certain circumstances). Upon termination of your employment with the Company, you must return to the Company any material, non-public information (and all copies thereof in any media) in your possession or under your control.

Falsification or Alteration of Records

Falsifying or altering records or reports of the Company, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities of the Company or its Clients, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

●	Making false or inaccurate entries or statements in any Company or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;

●	Manipulating books, records, or reports for personal gain;

●	Failing to maintain required books and records that completely, accurately, and timely reflect all business transactions;

●	Maintaining any undisclosed or unrecorded Company or Client funds or assets;

●	Using funds for a purpose other than the described purpose;

●	Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

2.	Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present Employees of other companies is prohibited. Each Employee should endeavor to respect the rights of and deal fairly with the Company’s Clients, vendors, service providers, suppliers, and competitors. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. Employees should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Employee of the Company should also be avoided.

C.	Personal Securities Transactions

1.	General

The Company has adopted the following general principles governing personal investment activities by Company personnel:

●	the interests of Client accounts will be placed in front of any Employee personal transaction. Appropriate investment opportunities must be made for the Company’s Clients before the Company or any Employee may act on them; and

●	all personal securities transactions will be conducted in such a manner as to avoid any actual, potential or perceived conflicts of interest or abuse of an individual’s position of trust and responsibility.

2.	Restrictions and Limitations on Personal Securities Transactions

The following restrictions and limitations govern investments and personal securities transactions by all Employees:

Pre-Clearance Procedures

Employees must obtain approval from the CCO prior to executing a transaction in any Reportable Brokerage Account (defined below) by submitting a pre-clearance form in the form of Exhibit L. All approved securities transactions must be executed on the same day that the pre-clearance is obtained. Post-approval of personal securities transactions is not permitted.

Actions that occur without the direction of the Employee will be exempt from these requirements (option expiration, called bond, converted security, etc.).

The securities below are exempt from the above pre-clearance requirement:

●	Money-market funds;

●	Open-end mutual funds;

●	Exchange traded funds;

●	Bankers acceptances, bank CDs, commercial paper and high quality short-term debt instruments;

●	Unit investment trusts;

●	Brokerage certificates of deposit;

●	Direct obligations of the U.S. government (U.S. Treasury securities);

●	Transactions through an established Automatic Investment Plan;

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment plan includes a dividend reinvestment plan (DRIP).

Restricted List

No Employee personal securities transactions will be permitted in any security that is currently on the Company’s Restricted List. All Employee personal securities transactions are subject to monitoring in order to ascertain any pattern of conduct which may evidence use of material non-public information obtained in the course of their employment.

Prohibition Against Front Running

The Company has established a policy that its Employees shall not execute a personal transaction in a security if an order for a Client account for the same security, same way, at the same price (whether limit or market order) remains unexecuted. Such restriction shall be effective for four trading days before and after any such Client account.

Each Employee is prohibited from buying or selling for either a Client account or an Employee personal account (i) an option while in possession of non-public information concerning a block transaction by a Client account in the underlying stock, or (ii) an underlying security while in possession of non-public information concerning a block transaction by a Client account in an option covering that security (the “inter-market front running”). This prohibition extends to trading in stock index options and stock index futures while in possession of non-public information concerning a block transaction in a component stock of an index.

3.	Reportable Accounts

All Employees must provide to the CCO a written or electronic disclosure in the form Exhibit D certifying all Reportable Brokerage Accounts within 10 days after first becoming an Employee and thereafter upon establishing any new Reportable Brokerage Account. For the purposes of this Manual, Reportable Brokerage Accounts include any personal brokerage account over which the Employee has control or discretionary trading authority and that has the capability to hold or trade individual securities (stocks, bonds, options etc.). The following types of accounts are NOT considered Reportable Brokerage Accounts and are not reportable:

●	Any personal brokerage account over which the Employee has no control or discretionary trading authority, including any Managed Accounts (as defined below); and

●	Accounts that allocate exclusively to open-end mutual funds and do not have discretionary brokerage capability for individual securities (e.g., 529 and 401(k) accounts).

A Managed Account is a brokerage account that meets the following criteria:

●	the account is managed by a third party investment manager; and

●	the Employee has no power to control or influence investment decisions in the account.

A Managed Account held by an Employee will be exempted from trade pre-clearance and ongoing reporting requirements of this Code. The Employee will be required to report the account to the CCO and provide a letter signed by the investment manager on the manager’s letterhead that the above criteria will be met or alternatively, may provide a copy of the investment advisory agreement or contract.

4.	Investment Reporting

5.	Review

The CCO shall be responsible for (i) notifying Employees of their reporting obligations under this Code and (ii) reviewing the reports submitted by each Employee under this Code. The CCO may assign the review of Employee reports to a designee, however, no person shall be allowed to review or approve his or her own reports, and reports shall be reviewed by the CCO or other officer who is senior to the person submitting the report. The CCO shall maintain records of all reports filed pursuant to these procedures.

All Employee personal securities transactions are subject to monitoring in order to ascertain any patterns of conduct which may evidence conflicts with the principles of this Manual, including patterns of front-running or other inappropriate behavior.

D.	Political Contributions

1.	Company Contributions

Firm funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Firm. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Firm’s arms-length business relationship with the government agency or official involved.

2.	Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s county, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. The Company and its Access Persons must comply with the spirit and the letter of the FCPA at all times. Access Persons must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA by submitting a pre-clearance form in the form of [Exhibit] N.

3.	Pay-to-Play

Background

SEC Rule 206(4)-5 prohibits “pay-to-play” practices by investment advisers that seek to provide investment advisory services to government entities (i.e., any state or political subdivision of a state, including: any agency, authority or instrumentality of the state, a pool of assets sponsored or established by the state, a plan or program of a government entity; and officers, agents, or employees of the state acting in their official capacity). The rule applies to government assets managed by the Company, whether in a separate account or a pooled investment vehicle. Rule 206(4)-5 prohibits:

●	An adviser’s receipt of compensation from a government entity for two years following any contribution by the adviser or certain of its personnel (“covered associates”), to certain officials (“covered official”) of a government entity;

●	Payments by an adviser or any covered associate to third-party solicitors or placement agents for their solicitation of government entities unless the third party solicitor is a registered representative of a broker-dealer or registered investment adviser subject to pay-to-play regulations; and

●	An adviser and its covered associates from soliciting or coordinating contributions for an official of a government entity to which the adviser is seeking to provide advisory services, or payments to a political party of a state or locality where any adviser is providing or seeking to provide advisory services to a government entity.

The rule also prohibits acts done indirectly, which, if done directly, would result in a violation of the rule and includes increased recordkeeping requirements regarding political contributions made by its covered associates.

The look back provisions of the rule require an investment adviser to look back in time to determine whether it will be subject to any business restrictions under the rule when employing or engaging a person who would be considered a covered associate due to such person’s triggering contribution to an official of a government entity. The two year time out is not triggered by a contribution made by a natural person more than 6 months prior to becoming a covered associate, unless he or she, after becoming a covered associate, solicits Clients. As a result, the full two year look back applies only to covered associates who solicit for the Company.

Definitions

A contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

●	The purpose of influencing any election for federal, state or local office;

●	The payment of debt incurred in connection with any such election; or

●	Transition or inaugural expenses incurred by the successful candidate for state or local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association), or the inaugural committee or transition team of a successful candidate.

Volunteer services provided to a campaign by Employees on their own personal time are not treated as contributions.

A covered associate includes any of the following:

●	The Company’s general partners, executive officers or other individuals with a similar status or function;

●	Any Employees who solicits government entities for the Company and any person who supervises, directly or indirectly, such Employee; and

●	Any political action committee controlled by the investment adviser or its covered associates.

A covered official is a person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate of a government entity, if the official can (1) directly or indirectly influence the governmental entity’s selection of an investment adviser; or (2) has the authority to appoint an official with such influence. This could cover state or local officials who are running for federal office.

A government entity is defined as any state and local governments and political subdivisions thereof, including their agencies and instrumentalities and pools of assets sponsored or established by the foregoing (such as public pension funds and participant-directed investment programs for the benefit of the public (e.g., 529 college tuition savings programs) or government Employees (e.g., 403(b) and 457 retirement plans)).

Compliance Procedures

The following procedures will apply to political contributions by the Company and its Employees:

●	all contemplated contributions to a political candidate (including federal, state, local or PACs) by any Employee will require pre-clearance from the CCO by submitting a pre-clearance form in the form of Exhibit H;

●	coordination of, or solicitation by, the Company of political contributions to a government official, or payment to a political party of a state or locality, will not be permitted;

●	newly hired or promoted Employees who will be considered covered associates will be required to disclose any political contributions made in the past two years to determine if the look back provisions will apply by completing and submitting a New Employee Political Contribution Declaration Form attached hereto as Exhibit I; and

●	any new relationships with third-party solicitors will require pre-approval from the CCO. (See also Section IV. N regarding additional policies relating to engagement of third-party solicitors)

In addition, the CCO may require periodic certifications from Employees that they have not made any political contributions in violation of the Company’s policy.

Exemptions

De Minimis Contributions

Although all contributions by Employees must be pre-approved, contributions to any state or local candidate or official which are less than the statutory de minimis amounts will be approved. Contributions will be approved if:

●	the Employee is entitled to vote for the candidate and the contribution does not exceed $350 per election; or

●	the Employee is not entitled to vote for the candidate and the contribution does not exceed $150 per election.

Other Limited Exemptions

Pursuant to the “returned contribution” exception, if a covered associate of an adviser makes a contribution that triggers the two-year time-out period solely because he or she was not entitled to vote for the official at the time of the contribution, the Company can effectively undo the contribution under very narrow circumstances. To be eligible for the returned contribution exception,

●	the contribution had to be less than $350,

●	the Company must have discovered the contribution within four months of the date of such contribution, and

●	the Company must cause the contributor to re-collect the contribution within 60 days after the Company discovers the contribution.

The specificity of the requirements significantly limits the availability of the exception. Further, an adviser with less than 50 employees can only rely on the returned contribution exception twice in a 12-month period (three times for advisers with more than 50 employees) and an adviser can never use the returned contribution exception for the same covered associate twice.

In addition, Rule 206(4)-5 allows an adviser to apply for an order exempting it from the two-year time-out requirement in the event of an inadvertent violation that falls outside of the exceptions set forth above when, according to the SEC, the imposition of the time-out provision is unnecessary to achieve the Rule’s intended purpose.

Record-keeping

Rule 206(4)-5 also requires the Company to keep records of contributions made by the Company and its covered associates to government officials and candidates, payments to state or political parties and PACs, a list of its covered associates and government entities that invest or have invested in the past five years with the Company or a pooled investment vehicle managed by the Company. The Company must also maintain records of the names and addresses of each regulated third party adviser or broker-dealer to whom the Company provides payment for the solicitation of a government entity.

E.	Conflicts of Interest

1.	General

Under Section 206 of the Advisers Act, the duty of the Company to refrain from fraudulent conduct includes an obligation to disclose material facts to its Clients whenever the failure to do so would defraud any Client or prospective client. The Company’s duty to disclose material facts is particularly pertinent whenever the Company is in a situation involving a conflict or potential conflict of interest with a Client. The type of disclosure required by the Company in such a situation will depend upon all the facts and circumstances, but as a general matter, the Company must disclose to Clients all material facts regarding the potential conflict of interest so that the Client can make an informed decision whether to enter into or continue an advisory relationship with the Company or whether to take some action to protect himself against the specific conflict of interest involved.

If any Employee is aware of a personal interest that is, or might be, in conflict with the interest of the Company or its Clients, that Employee shall disclose the situation or transaction and the nature of the conflict to the CCO for appropriate consideration.

Please see Section III. H. for a complete discussion of the Company’s disclosure obligations on Form ADV.

2.	Investment Conflicts

Employees who are planning to invest in or make a recommendation to invest in a security for any Client, and who have a material interest in the security or a related security, must first disclose such interest to the CCO. The CCO shall conduct an independent review of the recommendation to purchase the security for Clients and written evidence of such review shall be maintained by the CCO. Employees shall not fail to timely recommend a suitable security to, or purchase or sell of suitable security for, the Company in order to avoid an actual or apparent conflict with a personal transaction in a security.

3.	Prohibited Conduct with Clients

It is a violation of an Employee’s duty of loyalty to the Company and its Clients for any Employee, without the prior written consent of the Compliance Officer, to:

●	rebate, directly or indirectly, to any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account;

●	accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account;

●	own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly-owned; or

●	borrow money from any of the Company’s suppliers or Clients; provided, however, that (i) the receipt of credit on customary terms in connection with the purchase of goods or services is not considered to be a borrowing within the foregoing prohibition and (ii) the acceptance of loans from banks or other financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law.

4.	Outside Activities of Employees

Policy

Employees are expected to devote their full professional time and efforts to the business of the Company and to avoid any activities that could present actual or perceived conflicts of interest.

Employees must obtain prior approval from the CCO for any outside activity that involves:

●	a time commitment that would prevent you from performing your duties for the Company;

●	accepting a second job or part-time job of any kind or engaging in any other business outside of the Company;

●	active participation in any business in the financial services industry or otherwise in competition with the Company;

●	teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances, or

●	serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family owned businesses and charitable, non-profit and political organizations.

Employees may not serve on the board of any company whose securities are publicly traded, or of any company in which the Company or any Client account owns securities, without the prior approval of the CCO. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for a Client account managed by the Company concerning the company in question.

Compliance Procedures

All outside activities conducted by an Employee must be approved prior to participation by the CCO or his/her designee by completing and submitting an Outside Business Activities questionnaire attached hereto as Exhibit C.

The CCO or his/her designee may require full details concerning the outside activity including the number of hours involved and any compensation to be received. In addition, in connection with any approval of an outside activity, such approval may, at the discretion of the CCO, be subject to certain conditions deemed necessary or appropriate to protect the interests of the Company or any Client.

5.	Gifts and Entertainment

Policy

The Company recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Company. Subject to the guidelines below, Employees are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, Employees should always act in the best interests of the Company and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Company’s business relationships. Employees should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding the business transactions involving the Company. Employees should contact the CCO or his/her designee to discuss any offered activity or gift that may create such a conflict. The Company reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.

Entertainment may include such events as meals, shows, concerts, theatre events, sporting events or similar types of entertainment. “Entertainment” also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses. For the purposes hereof, a gift will be deemed to be of significant value if it exceeds $250.00 per gift from any person or entity doing business or seeking to do business with the Company and an entertainment event will be deemed to be of significant value if it exceeds $1,000.00 per event from any such person or entity. An entertainment event will only be deemed to be entertainment if a representative of the service provider or counterparty is also attending the event (otherwise, it will be deemed to be a gift). No gift or entertainment may be accepted or given, however, regardless of value, that has the likelihood of influencing, any business decision or relationship of the Company.

Compliance Procedures

The Company has adopted the following principles and procedures governing gifts and entertainment:

●	Any gifts or entertainment of significant value (as defined above) offered from an existing or prospective firm service provider or counterparty must be approved by the CCO via the form included in Exhibit M.

●	Employees may not request or solicit gifts or particular entertainment events.

●	No gift of cash or cash equivalents may be accepted.

●	Items such as pens, coffee mugs or clothing items with a counterparty’s logo are excluded.

F.	Confidentiality and Privacy Policies

1.	Company Information

The protection of confidential business information is vital to the interests and the success of the Company. Employees may not disclose to third parties, or use for his/her own personal benefit, any information regarding:

●	Advice by the Company to its Clients;

●	Securities or other investment positions held by the Company or its Clients;

●	Transactions on behalf of the Company or its Clients;

●	The name, address or other personal identification information of Clients or investors;

●	Personal financial information of Clients or investors, such as annual income, net worth or account information;

●	Investment and trading systems, models, processes and techniques used by the Company;

●	Company business records, Client files, personnel information, financial information, Client agreements, supplier agreements, leases, software, licenses, other agreements, computer files, business plans, analyses;

●	Any other non-public information or data furnished to you by the Company or any Client or investor in connection with the business of the Company or such Client or investor; or

●	Any other information identified as or which you may otherwise be obligated to keep confidential.

The information described above is the property of the Company and should be kept strictly confidential. Employees may not disclose any such information to any third party without the permission of the CCO or another officer of the Company, except for a purpose properly related to the business of the Company or a Client of the Company (such as to a Client’s independent accountants or administrator) or as required by law.

2.	Client Information and Privacy Policy

The Company is required by federal regulations to adopt certain procedures designed to protect all Client confidential and nonpublic information and to safeguard personal information contained in both paper and electronic records. The following policy (the “Privacy Policy”) is designed to meet the standards set forth in the federal regulations as well as the Commonwealth of Massachusetts Standards for Protection of Personal Information (to the extent that such standards are applicable). For purposes of this Privacy Policy, the term Client includes, where appropriate, investors in Funds managed by the Company.

Implementation

The Company is committed to (i) safekeeping personal information collected from potential, current and former Clients and (ii) safeguarding against the unauthorized acquisition or use of unencrypted data or encrypted electronic data regarding each Client. The proper handling of personal information is one of the Company’s highest priorities.

To this end, the CCO have been designated to implement, maintain, review and revise, as necessary, a comprehensive information security program. The primary objectives for the CCO are to identify and assess any and all reasonably foreseeable internal and external risks to the security, confidentiality and/or integrity of any electronic, paper or other records containing personal information, and to evaluate and improve, where necessary, the effectiveness of current safeguards for limiting such risks. To this end, the Company

●	employs ongoing Employee training,

●	sets policy for Employees relating to the storage, access and transportation of Client records and personal information,

●	reviews the scope of security measures at least annually,

●	reasonably monitors its information systems, including for unauthorized use or access, and

●	reasonably reviews and tests electronic encryption and other elements of its computer security system (including its secure user authentication protocols, secure access control measures and system security agent software).

The CCO reviews all contractual relationships with third party service providers engaged by the Company to ensure adequate protections are in place with respect to the safeguarding of personal information.

Client Information

The Company collects and keeps only such information that is necessary for it to provide the services requested by its Clients and to administer its Clients’ business with the Company. For instance, the Company may collect nonpublic personal information (such as name, address, social security number, assets, income, net worth, copies of financial documents and other information deemed necessary to evaluate the Client’s financial needs) from Clients when they complete a subscription or other form. The Company may also collect nonpublic personal information from Clients or potential clients as a result of transactions with the Company, its affiliates, its Clients or others (such information to include information received from outside vendors to complete transactions or to effect financial goals).

Sharing Information

The Company only shares the nonpublic personal information of its Clients with unaffiliated entities or individuals (i) as permitted by law and as required to provide services to the Company’s Clients, such as with representatives within our firm, securities clearing firms, insurance companies and other services providers of the Company, or (ii) to comply with legal or regulatory requirements. The Company may also disclose nonpublic personal information to another financial services provider in connection with the transfer of an account to such financial services provider. Further, in the normal course of business, the Company may disclose information it collects about Clients to entities or individuals that contract with the Company to perform servicing functions such as recordkeeping or computer-related services. Finally, the Company may make good faith disclosure of the nonpublic personal information of its Clients to regulators who have regulatory authority over the Company.

Companies hired to provide support services to the Company are not allowed to use personal information for their own purposes and are contractually obligated to maintain strict confidentiality. When the Company provides personal information to service providers, it requires these providers to agree to safeguard such information, to use the information only for the intended purpose and to abide by applicable law.

The Company does not (x) provide personally identifiable information to mailing list vendors or solicitors for any purpose or (y) sell information relating to its Clients to any outside third parties.

Employee Access to Information

Only Employees with a valid business reason have access to Clients’ personal information. These Employees are educated on the importance of maintaining the confidentiality and security of such information and are required to abide by the Company’s information handling practices. The Company employs reasonable procedures to prevent terminated Employees from accessing records containing personal information.

Protection of Information

The Company maintains security standards to protect Clients’ information, whether written, spoken, or electronic. To that end, the Company restricts access to nonpublic personal information to Company personnel who need to know such information in order to provide services to Clients. All electronic or computer files containing such information is password secured and firewall protected from access by unauthorized persons. The Company periodically updates and checks its systems to ensure the protection and integrity of information.

The Company also maintains reasonable restrictions upon physical access to records containing personal information, and stores such records in secure facilities.

Maintaining Accurate Information

The Company’s goal is to maintain accurate, up to date Client records in accordance with industry standards. The Company has procedures in place to keep information current and complete (including the timely correction of inaccurate information).

E-Mail

Should a Client send the Company a question or comment via e-mail, the Company will share the Client’s correspondence only with those Employees or agents most capable of addressing the Client’s question or concern. All written communications pertaining to such question or comment will be retained by the Company until such time as the Company believes (in its good faith judgment) that it has provided the Client with a complete and satisfactory response. After that time, the Company will either discard the communication or archive it according to the requirements of applicable securities laws.

Please note that, unless expressly advised otherwise, the Company’s e-mail facilities do not provide a means for completely secure and private communications. Although every attempt will be made to keep Client information confidential, from a technical standpoint, there is still a risk. For that reason, please do not use e-mail to communicate information to the Company that is considered to be confidential. If the Client wishes, communications with the Company may be conducted via telephone or by facsimile. Additional security is available to Clients if they equip their Internet browser with 128-bit “secure socket layer” encryption, which provides more secure transmissions.

Disclosure of Privacy Policy

The Company recognizes and respects the privacy concerns of its potential, current and former Clients. The Company is committed to safeguarding this information. As a member of the financial services industry, the Company provides this Privacy Policy for informational purposes to Clients and Employees and will distribute and update it as required by law. The Privacy Policy is also available to upon request.

Violations

The Company imposes reasonable disciplinary measures, which may include termination, for violations of its Privacy Policy.

III.	ADVISORY SERVICES

A.	Advisory Contracts

1.	No Assignment Without Consent

Under the Advisors Act, the Company may not assign an advisory contract without the Client’s consent. The definition of “assignment” contained in the Advisers Act is quite broad and an assignment would be deemed to occur, for example, as a result of a transfer of a controlling block of securities of either an investment adviser, or of the Company’s parent company.

In recognition of the fact that this broad definition encompasses many types of transactions that, while technically an assignment, do not in fact alter the actual control or management of an adviser, the SEC adopted Rule 202(a)(1)-1, which deems transactions that do not result in a change of actual control or management of the adviser not to be an assignment under the Advisers Act.

2.	Termination of Agreements

The Company’s advisory contracts generally contain provisions that govern when an advisory contract may terminate. The Company is required to return any pre-paid advisory fees subject to a pro-rated deduction for fees for services rendered.

3.	Other Terms

The Advisers Act prohibits any contract or other provision that purports to waive compliance with the Advisers Act or rules thereunder.

4.	Compliance Procedures

The Company requires that all of its advisory contracts with Clients be in writing. The CCO or designee is responsible for ensuring that all Clients complete the appropriate advisory contract.

B.	Advisory Fees

1.	Fee Disclosure

Except for performance fees, the Advisers Act does not specifically address or explicitly regulate the types or amount of advisory fees the Company may charge Clients for its advisory services. Rather, the Advisers Act regulatory scheme relies primarily on disclosure and the SEC requires that an adviser, as a fiduciary, make full and fair disclosure to Clients about the fees it charges.

The Company will disclose to each of its Clients information regarding the fees and expenses that will be charged to such Clients, including management and performance-based fees, via the Company’s Form ADV and relevant offering memorandum.

2.	Performance Fees

General Prohibition

Section 205(a)(1) of the Advisers Act generally prohibits the Company from entering into an investment advisory agreement with a Client that calls for the Company to receive an “incentive” or “performance” fee. In general, an incentive or performance fee is defined as a fee providing for compensation on the basis of a share of capital gains upon, or capital appreciation of, the Client’s funds or any portion of the Client’s funds.

Exceptions to Prohibition

The prohibition against performance fees contained in Section 205(a)(1) does not apply to, among other exceptions, the following:

●	advisory contracts with persons who are not residents of the United States;

●	advisory contracts with “private investment companies” relying on the exception from investment company registration provided by Section 3(c)(7) of the Investment Company Act (i.e., a private investment company selling its securities only to “qualified purchasers” and not making a public offering); or

●	an advisory contract with a business development company, provided that the conditions specified in Section 205 are satisfied.

In addition to these exceptions, Rule 205-3 under the Advisers Act provides that the Company may enter into performance fee arrangements with a Client so long as the Client is a “qualified client.” A Client is a “qualified client” if it meets any of the following criteria:

●	the Client, after entering into the contract, has at least $1,000,000 under the Company’s management;

●	the Company reasonably believes, immediately prior to entering into the contract, that the Client has a net worth (which, in the case of a natural person, may include assets held jointly by the Client with his or her spouse) in excess of $2,000,000, excluding the value of the primary residence;

●	the Client is a “qualified purchaser” as defined under Section 2(a)(51)(A) of the Investment Company Act;

●	the Client is an executive officer, director, trustee, general partner, or person serving in a similar capacity, of the Company; or

●	the Client is an Employee of the Company (other than an Employee performing solely clerical, secretarial or administrative functions) who, in connection with his or her regular functions or duties, participates in the Company’s investment activities, provided that such Employee has been performing such functions or duties for or on behalf of the Company, or substantially similar functions or duties for or on behalf of another company for at least 12 months.

For purposes of qualifying for the exception contained in Rule 205-3, with respect to a “private investment company” excepted from registration by Section 3(c)(1) of the Investment Company Act, the Company may enter into a performance fee arrangement only if each of the private investment company’s equity owners is a “qualified client.”

Compliance Procedures

Performance fee arrangements will be disclosed to each Client in writing via the Company’s Form ADV Part 2A and applicable offering memorandum or similar documents. All performance fee arrangements will be approved in advance by the CCO.

C.	Suitability

The Company’s objective is to ensure that all investment decisions and Client securities transactions are made in a manner consistent with: (a) the stated investment objective of the Client; (b) any stated investment restrictions of the Client; (c) any approved or prohibited investment techniques for a Client’s account; and (d) applicable regulatory requirements.

D.	Custody

1.	General

Rule 206(4)-2 of the Advisers Act sets forth extensive requirements for investment advisers who have possession or custody of Client funds or securities. The purpose of the rule is to protect Client funds and securities from fraud or other abuse by investment advisers. SEC-registered advisers must (i) maintain client funds and securities with a qualified custodian in a separate account for each client under that client’s name, or in an account that contains only client funds and securities with the adviser listed as agent or trustee for the clients; (ii) have a reasonable basis, formed after “due inquiry,” for believing that the qualified custodian holding client funds or securities sends an account statement to each advisory client at least quarterly; (iii) notify clients upon opening any new custodial account on behalf of the client (or changes to any such account) and include a legend in such notice urging the clients to compare custodial account statements with any statements received from the adviser (if the adviser elects to send any such statements directly); and (iv) undergo an annual surprise examination conducted by an independent public accountant.

Advisers to pooled investment vehicles may avoid both the quarterly statements and surprise examination requirements by having audited financial statements prepared in accordance with GAAP by an independent public accountant registered with the Public Company Accounting Oversight Board. Statements must be sent to the fund or, in certain cases, investors in the fund, within 120 days after the fund’s fiscal year end.

As an investment adviser to separately managed accounts, the Company does not have custody of those Client assets. The Company cannot withdraw funds from its Clients’ accounts and must invoice the custodian for all advisory fees. With regard to the maintenance of Fund assets, generally, the Company does not maintain physical custody of Client assets. However, by virtue of the Company’s legal authority to transfer or dispose of the assets of the Funds as the general partner and its authority to deduct fees and other expenses from the Funds, the Company is deemed under Rule 206(4)-2 of the Advisers Act to have custody of the assets of the Funds. As an adviser to pooled investment vehicles, the Company may avoid both the quarterly statements and surprise examination requirements by having audited financial statements prepared in accordance with GAAP by an independent public accountant registered with the Public Company Accounting Oversight Board. Statements must be sent to the fund or, in certain cases, investors in the fund, within 120 days after the fund’s fiscal year end.

2.	Compliance Procedures

The Company maintains Client assets with a Qualified Custodian as defined in Rule 206(4)-2 of the Advisers Act.

Privately offered securities that are (i) acquired from the issuer in a transaction or chain of transactions not involving any public offering, (ii) un-certificated and ownership thereof is recorded only on the books of the issuer or its transfer agent in the name of the Client, and (iii) transferable only with the prior consent of the issuer or holders of the outstanding securities of the issuer are not required to be maintained with a Qualified Custodian.

When the Company opens an account for a Client, the Company will notify the Client in writing of the Qualified Custodian’s name and address and the manner in which the funds or securities are maintained. The Company will ensure that all Client account statements are sent directly from the Qualified Custodian to each Client. The Company will notify its Clients in writing of any change in its custody arrangements.

Clients should be instructed to make all payments to their accounts by wire transfer directly to the bank or brokerage firm acting as custodian for that Client. Payments for subscriptions in investment funds managed by the Company should be sent by wire transfer directly to the administrator of the investment fund. Any check received inadvertently from a Client should be returned to the Client promptly and in any event within three business days. It is not Apis Capital’s policy to forward such assets to the intended third party recipient despite the delays inherent in returning them to the sender solely to be redelivered to the intended recipient. It is important to note that the policy is not applicable to Apis Capital’s possession of a check drawn by a client and made payable to a third party.

Pursuant to Rule 206(4)-2 the Company will cause each Fund that it advises to distribute audited financial statements to investors no later than 120 days after the end of each fiscal year. The audit firm engaged by the Company is McGladrey, LLP, as is registered with the PCAOB. In the event that this delivery requirement cannot be made, the CCO should be contacted as soon as possible prior to the delivery deadline.

E.	Fund Investment by Benefit Plan Investors

Under certain circumstances, the Fund or Offshore Fund may be deemed “plan assets” for purposes of Title I of ERISA and Section 4975 of the Code (“Plan Assets”). In such event, the Company would be subject to additional regulation under ERISA. However, the assets of a Fund shall not be treated as Plan Assets if, immediately after the most recent acquisition of an equity interest in the Fund, less than 25% of the total value of each class of equity interest of the Fund is held by “Benefit Plan Investors” (the “Significant Asset Test”). For purposes of this determination, the value of any equity interest held by the Company or any affiliate shall be disregarded. The term “Benefit Plan Investors” means

●	any employee benefit plan subject to part 4 of Title I of ERISA (i.e., plans subject to the fiduciary provisions of ERISA),

●	any plan to which the prohibited transaction provisions of Section 4975 of the Code apply (e.g., IRAs), and

●	any entity whose underlying assets include Plan Assets by reason of a plan’s investment in such entity (a “Plan Asset Entity”).

In order to prevent the assets of any Fund or Offshore Fund from being considered Plan Assets under ERISA, it is the intention of the Company to monitor the investments in each Fund and prohibit the acquisition, withdrawal or transfer of any interests by any investor, including a Benefit Plan Investor, unless, after giving effect to such transaction, the total proportion of any class of equity interest owned by Benefit Plan Investors would be less than

25% of the aggregate value of the class of interest. The CCO will assist in monitoring the percentage of each Fund owned by Benefit Plan Investors.

F.	Fund Side Letters

The Company may, on occasion, enter into negotiated agreements with certain Fund investors for the waiver or modification of certain Fund terms (each such agreement, a “Side Letter”). The terms of a Side Letter must be carefully considered to ensure that the Company does not breach its fiduciary duty to its Clients or Fund investors. In addition, in certain circumstances, a Side Letter executed with a Benefit Plan Investor may create a separate class of Fund interest for purposes of determining the Significant Asset Test discussed in Section E hereof. All Side Letters must be reviewed and approved by the CCO prior to execution. The CCO will maintain a record of all existing and prior Side Letters for each Fund Client.

G.	Client Complaints, Regulatory Inquiries and Litigation Matters

1.	Client Complaints

Policy and Definition

In keeping with the Company’s commitment to Client service and to address all customer concerns and complaints, it is the Company’s policy that complaints from Clients be handled promptly.

A complaint is any statement (written or verbal) by a Client (or authorized person acting on behalf of a Client) expressing a grievance, concern, appeal or dissatisfaction with his or her experiences with the Company. Complaints can include, but are not limited to, statements concerning investment advice, unsuitable recommendations, misrepresentations, misappropriation, or other inappropriate acts, as well as claims of failure to provide requested or required services.

Compliance Procedures

Client complaints, whether oral or written, shall be brought to the attention of the CCO immediately. No Employee shall attempt to resolve a Client complaint without the approval of the CCO.

Upon receipt of a customer complaint, the CCO will be responsible for investigating the complaint, determining the appropriate steps to be taken to resolve or address the complaint, determining whether any other steps need to be taken to ensure that any problem or error is not repeated, and supervising the ultimate resolution of the complaint.

The CCO will retain a copy of all complaints and related correspondence, and will keep a record of each complaint, any corrective action taken and its resolution.

2.	Regulatory Inquiries and Litigation Matters

The CCO should immediately be notified upon receipt of a subpoena or other request for information from any governmental entity, regulatory agency, court or lawyer, for information relating to any matter in any litigation, arbitration, investigation or other proceeding, or receipt of a garnishment lien or judgment involving the Company or any of its Clients or Employees. The intention behind this policy is to ensure that the Company responds in a consistent and uniform basis to all regulatory inquiries.

In addition, if an Employee becomes involved in or threatened with any litigation, arbitration, investigation or proceeding of any kind, or becomes subject to any judgment, order or arrest, or is contacted by any regulatory authority, whether by letter, telephone, e-mail or in any other way the Employee must advise the CCO immediately. Please see Section I. H. 4. for additional reporting requirements for Employees relating to pending or threatened disciplinary or civil actions.

Regulatory inquiries may be received by mail, email, telephone, facsimile or personal visit. In the case of a personal visit, demand may be made for the immediate production or inspection of documents. While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that a response requires the approval of the CCO. In the case of a personal visit, the visitor should be asked to wait briefly while you obtain appropriate guidance on how to deal with the matter. In the case of a telephone inquiry, the caller should be informed that his or her call will be promptly returned. Letter inquiries should be forwarded to the CCO for response.

Under no circumstances should any Company documents, materials or information be released in connection with any legal or regulatory matters without prior approval of the CCO or the Company’s outside legal counsel. Employees should not have substantive discussions with any regulatory personnel without prior consultation with the CCO or the Company’s outside legal counsel.

H.	Regulatory Filings

The following regulatory filings are required to be made by the Company in connection with its advisory business. The CCO will be responsible for ensuring that all filings are made on a timely basis as detailed below. In connection therewith, the CCO will rely on Employees from different functional areas of the Company to compile the necessary information required to make the respective filings. Please see the Company’s compliance calendar in

Appendix III, which lists the timing and frequency of all regulatory filings required for the Company.

1.	Advisory Filings

Form ADV

General

As a registered investment adviser, the Company is required to file a Uniform Application for Investment Adviser Registration on Form ADV (“Form ADV”). This document consists of two parts – Part 1, which contains certain information about the Company’s business and is available for review by the SEC, applicable state regulatory authorities and the public via the SECs public disclosure website, and Part 2A (the “Brochure”) and 2B (each, a “Brochure Supplement”), which contains information regarding the advisory services provided by the Company and is required to be provided to its advisory Clients.

The ADV Part 1 and Brochure are filed electronically with the SEC through the Investment Adviser Registration Depository (“IARD”) system maintained by FINRA. The CCO is responsible for ensuring that the ADV Part 1, Brochure and Brochure Supplements are up to date. In addition, the Company is required to make notice filings with certain states through the IARD system The CCO is responsible for filing updating amendments to the Company’s Form ADV as well as paying all annual registration fees.

Amendments

SEC and state regulations require registered advisers to file an annual updating amendment to their Form ADV Part 1 and a summary of material changes to their Brochure, within 90 days of the end of the Company’s fiscal year (the “Annual Updating Amendment”).

During the year, the Company will amend its Form ADV Part 1, Brochure and Brochure Supplement(s) promptly by filing additional amendments if any information becomes materially inaccurate during the year or as otherwise required by the instructions to the form.

If any Employee becomes aware of possible inaccuracies in the information contained within the Company’s ADV at any time, the Employee should notify the CCO immediately.

ADV 2A and 2B Delivery

a.	Initial Delivery

The Company must deliver its Brochure and the relevant Brochure Supplements to new or prospective Clients at the time the Company enters into an investment advisory contract with such Client. The CCO will determine which Brochure Supplements must be delivered to each Client. A current Brochure Supplement for a supervised person or group of persons will be delivered to each Client before or at the time such supervised person or persons begins to provide advisory services to the Client; provided, however, that if investment advice for a Client is provided by a team comprised of more than five individuals, Brochure Supplements need be delivered only for the five individuals with the most significant responsibility for the day-to-day delivery of advice.

b.	Annual Delivery.

The Company will, within 120 days after the end of each fiscal year, deliver to each Client either (i) a copy of the current (updated) Brochure that includes or is accompanied by a summary of the material changes required by Item 2 of Part 2A of Form ADV or (ii) a summary of such material changes that includes an offer to provide a copy of the current (updated) Brochure free of charge.

c.	Interim Amendments.

If, during the year, the Company is required to amend a Brochure or Brochure Supplement to add disclosure of a disciplinary event or materially revise disciplinary information already disclosed, the amended Brochure or Brochure Supplement, as applicable, along with a statement describing the material facts relating to the change in disciplinary information will be delivered promptly to the relevant Clients. In addition, the Company may be required to amend its Brochure and/or Brochure Supplements relating to any material information that could affect the advisory relationship. At that time, the CCO will determine whether the amended Brochure and/or Brochure Supplements must be delivered to Clients.

Only Brochures and Brochure Supplements that have been approved by the CCO may be delivered to Clients.

Disciplinary Events

The Company is required to disclose in its ADV Part 1 and Brochure all material facts relating to a legal or disciplinary event that is material to a Client’s evaluation of the Company or the integrity of its management. In addition, each Brochure Supplement must disclose legal or disciplinary events that are material to a Client’s evaluation of the applicable supervised person (see also Section [     ] for additional reporting requirements for Employees relating to pending or threatened disciplinary or civil actions). The following types of disciplinary information are presumed to be material:

a.	Court Proceedings

Any criminal or civil action in a domestic, foreign or military court of competent jurisdiction in which the Company or an Employee:

●	was convicted of, or pled guilty or nolo contendre (no contest) to (a) any felony; (b) a misdemeanor that involved investments or an investment-related business, fraud, false statements or omissions or wrongful taking of property, bribery, forgery, counterfeiting or extortion; or (c) a conspiracy to commit any of these offenses;

●	is the named subject of a pending criminal proceeding that involves an investment-related business, fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting or extortion, or a conspiracy to commit any of these offenses;

●	was found to have been involved in a violation of an investment-related statute or regulation; or

●	was the subject of any order, judgment or decree permanently or temporarily enjoining, or otherwise limiting, the Company or Employee from engaging in any investment-related activity or from violating any investment-related statute, rule or order.

b.	Federal/State Regulatory Proceedings

Any administrative proceeding before the SEC, any other federal regulatory agency, or any state regulatory agency or any foreign financial regulatory authority in which the Company or Employee:

●	was found to have caused an investment related business to lose its authorization to do business; or

●	was found to have been involved in a violation of an investment-related statute or regulation and was the subject of an order by the agency or authority (a) denying, suspending or revoking the authorization of the Company or Employee to act in an investment-related business, (b) barring or suspending the Company’s or Employee’s association with an investment-related business, (c) otherwise significantly limiting the Company’s or Employee’s investment-related activities or (d) imposing a civil money penalty of more than $2,500 on the Company or Employee.

c.	Self-Regulatory Organization Proceedings.

Any proceeding before a Self-Regulatory Organization (“SRO”) in which the Company or Employee

●	was found to have caused an investment-related business to lose its authorization to do business; or

●	was found to have been involved in a violation of the SRO’s rules and was (a) barred or suspended from membership or from association with other members, or was expelled from membership, (b) otherwise significantly limited from investment-related activities or (c) fined more than $2,500

d.	Other Proceedings.

Any other proceeding in which a professional attainment, designation or license of an Employee was revoked or suspended because of a violation of rules relating to professional conduct. If an Employee resigned (or otherwise relinquished his attainment, designation, or license) in anticipation of such a proceeding (and the Company knows, or should have known, of such resignation or relinquishment), the event will be disclosed in the Brochure Supplement regarding such person.

Compliance Procedure

Each Employee of the Company must advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is subject to any judgment, order or arrest, or is contacted by any regulatory authority, regardless of whether the event falls into any of the above categories.

Books and Records Requirement

Pursuant to Rule 204-2 of the Advisers Act, the Company is required to maintain in its main office copies of its current and past Brochures and Brochure Supplements; any summary of material changes not contained in the relevant Brochure and a record of the dates that each Brochure and Brochure Supplement, each amendment or revision thereto, and each summary of material changes not contained in the relevant Brochure was given to any Client.

Form U-4

Certain states in which the Company does business may require that Employees of the Company that meet the definition of Investment Adviser Representatives must individually register with the state by filing a Form U-4. In certain states, such individuals may be required to meet certain examination requirements.

The Form U-4 contains personal information about an Investment Adviser Representative, including current employer information, professional designations held (if any), personal identifying information, residential history, employment history, outside business activities and disciplinary history.

The definition of Investment Adviser Representative may differ between states, but generally includes any Employee who is employed by an investment adviser to solicit clients for the investment adviser or who, on behalf of an investment adviser, provides investment advice to the investment adviser’s clients.

The CCO will be responsible for determining which Employee(s) (if any) qualify as Investment Adviser Representatives and whether such individuals are required to file a Form U-4 with any state. Any such registered Employee with be required to notify the CCO immediately if any information in their Form U-4 becomes inaccurate or if they become subject to any disciplinary proceeding described in Section [     ] herein. In addition, all such registered Employees will be required to update the information in their Form U-4 on an annual basis. See Appendix II for a list of all Employees that are Investment Adviser Representatives for which the Company files a Form U-4.

Form PF

Registered investment advisers with regulatory assets under management of at least $150 million attributable to private funds (“Reporting Advisers”) must file a Form PF with the SEC through the IARD system. The timing of the filing varies depending on the assets under management of the adviser and the type of funds that they manage.

Depending on its size, a Reporting Adviser will need to complete and file different sections of the Form PF according to the schedule specified in the form. Generally, a Reporting Adviser that is not a Large Adviser must only complete Section 1 of the Form PF and file annually within 120 days after the adviser’s fiscal year end. Large Advisers must report either quarterly or annually depending on the type of funds that they advise. In addition, an adviser may be required to aggregate certain managed accounts with substantially similar investment fund strategies when determining whether they meet the threshold $150 million reporting threshold, as well as whether they qualify as a Large Adviser.

Form PF collects a variety of qualitative and quantitative information concerning private funds (regardless of size) that the SEC and the CFTC will then share with the Financial Stability Oversight Council (FSOC). In the case of large private fund managers, the required information includes detailed and extensive quantitative data concerning such matters as fund size and performance, asset and liability composition, liquidity,